Exhibit 99.1

Navigators Completes Acquisition of Belgian Specialty Insurer

STAMFORD, CT, June 7, 2018 – The Navigators Group, Inc. (NASDAQ:NAVG) today announced the completion of the acquisition of Bracht, Deckers & Mackelbert NV (“BDM”), a specialty underwriting agency, and its affiliated insurance company, Assurances Continentales – Continentale Verzekeringen NV (“ASCO”). Both companies are domiciled in Antwerp, Belgium. As part of the transaction, Navigators also acquired Canal Re SA, a Luxembourg reinsurance company that is a wholly-owned subsidiary of ASCO. The addition of BDM and ASCO advances Navigators’ diversification strategy, expanding upon the company’s existing European presence in Rotterdam, Milan, Paris, Madrid and its current Antwerp office.

Stanley A. Galanski, President and Chief Executive Officer of Navigators, commented, “The transaction demonstrates Navigators’ commitment to delivering our technical expertise and specialty insurance products to more brokers and insureds in Europe, while also providing a solution for Navigators to ensure continuity of coverage for our policyholders following the UK’s exit from the European Union. BDM and ASCO are a strong fit for Navigators, in large measure because we share complementary cultures that emphasize a passion for underwriting discipline and outstanding claims experiences.”

Jos Gielen, Chief Executive Officer of ASCO and BDM, added, “We are delighted to join Navigators to deliver an even broader portfolio of specialty insurance products and value-added technical and industry expertise to our clients. In addition to the benefits of Navigators' financial strength, this transaction will provide BDM and ASCO with significant opportunities for growth in local markets across Europe.”

The acquisition was completed in accordance with the terms of the share purchase agreement signed on December 15, 2017, and follows the satisfaction of all conditions to the closing of the acquisition, including receipt of necessary regulatory approvals. Navigators paid EUR 35 million in cash as consideration for the acquisition.  Additional information regarding the transaction can be found in a Current Report on Form 8-K filed today with the Securities and Exchange Commission and on Navigators’ website, navg.com, on the SEC Filings page, which can be accessed via the Investor Relations section menu.

About Navigators

The Navigators Group, Inc. (Nasdaq: NAVG) is a global specialty insurance holding company.  We provide customized insurance solutions designed to protect clients from the complex risks they

face.   For more than 40 years, Navigators has added value for broker partners and their clients—both in underwriting and in claims—through the depth and quality of our technical and industry expertise.  Industries we serve include maritime, construction, energy, environmental, professional services and life sciences.  Headquartered in Stamford, Connecticut, Navigators has offices in the United States, the United Kingdom, Continental Europe and Asia.  For more information, please visit navg.com.

About BDM and ASCO

BDM (bdmantwerp.be) is one of the most reputable specialty insurance underwriting agencies in the Benelux region of Belgium, The Netherlands and Luxembourg, providing a range of insurance products and services in the marine and property and casualty lines of business.  Established in 1934, BDM underwrites on behalf of ASCO and a number of other international insurers in organized insurance “pools.”

ASCO (ascocontinentale.be) is a specialty insurance company with a diversified portfolio of insurance products and services in the marine and property and casualty lines of business. Founded in 1929, ASCO cooperates closely with underwriting agent BDM, acting as one of BDM’s risk carriers. ASCO also owns Canal Re S.A (Canal Re), a Luxembourg reinsurance company that reinsures certain business of ASCO.

This press release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words "estimate," "expect," "believe" or similar expressions are intended to identify such forward-looking statements. Forward-looking statements are derived from information that we currently have and assumptions that we make. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators' most recent reports on Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators' business and the important factors that may affect that business. Navigators' undertakes no obligation to publicly update or revise any forward-looking statement.

Investors

Ciro M. DeFalco

Executive Vice President and Chief Financial Officer

cdefalco@navg.com

203-905-6343

Media

Courtney Oldrin

Head of Communications

coldrin@navg.com

203-905-6531